Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated November 16, 2007 (the "Agreement"), is between BOO KOO HOLDINGS, INC., a Florida corporation ("Boo Koo Florida"), and BKHI ACQUISITION CORP.  ("Boo Koo Delaware") and a wholly-owned subsidiary of Boo Koo Florida. Boo Koo Florida and Boo Koo Delaware are sometimes hereinafter collectively referred to as the "Constituent Corporations."

RECITALS

WHEREAS, Boo Koo Florida is a corporation organized and existing under the laws of the State of Florida, and, as of the date hereof, has 34,459,880 shares of common stock, no par value, issued and outstanding ("Boo Koo Florida Common Stock").

WHEREAS, Boo Koo Delaware is a corporation organized and existing under the laws of the State of Delaware, and, as of the date hereof, has 100 shares of common stock, par value $0.0001 per share, issued and outstanding ("Boo Koo Delaware Common Stock"), all of which are held by Boo Koo Florida.

WHEREAS, the respective Boards of Directors of Boo Koo Florida and Boo Koo Delaware have adopted and approved, as the case may be, this Agreement, which is the plan of merger for purposes of the Florida Business Corporation Act and the agreement of merger for purposes of the Delaware General Corporation Law, and the transactions contemplated by this Agreement, including the Merger (as hereinafter defined).

WHEREAS, the Board of Directors of Boo Koo Florida has determined that for the purpose of effecting the reincorporation of Boo Koo Florida into the State of Delaware, this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Boo Koo Florida and its shareholders, and the Board of Directors of Boo Koo Delaware has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Boo Koo Delaware and its sole stockholder.

WHEREAS, the respective Boards of Directors of Boo Koo Florida and Boo Koo Delaware have determined to recommend this Agreement and the Merger to their respective shareholders and stockholder, as the case may be.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Boo Koo Florida and Boo Koo Delaware hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I
THE MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Florida Business Corporation Act, Boo Koo Florida shall be merged with and into Boo Koo Delaware (the "Merger"), whereupon the separate existence of Boo Koo Florida shall cease and Boo Koo Delaware shall be, and is hereinafter sometimes referred to as, the "Surviving Corporation." Upon consummation of the Merger, the name of Boo Koo Delaware shall be changed to Boo Koo Holdings, Inc.

1.2 Filing and Effectiveness. The Merger shall become effective, upon the filing of (i) the certificate of merger with the Secretary of State of the State of Delaware and (ii) the articles of merger with the Secretary of State of the State of Florida, unless another date and time is set forth in the certificate of merger and the articles of merger. The date and time when the Merger shall become effective is referred to herein as the "Effective Date of the Merger."

1.3 Effect of the Merger.

(a) On the Effective Date of the Merger, the separate existence of Boo Koo Florida shall cease, and the Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law and the Florida Business Corporation Act.

(b) Without limiting the generality of the foregoing, and subject thereto and to any other applicable laws, at the Effective Date of the Merger, all the properties, rights, privileges, powers and franchises of Boo Koo Florida shall vest in the Surviving Corporation, and, subject to the terms of this Agreement, all debts, liabilities, restrictions, disabilities and duties of Boo Koo Florida shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE II
CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Certificate of Incorporation of Boo Koo Delaware in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 By-laws. The By-laws of Boo Koo Delaware in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the by-laws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of the Surviving Corporation as of the Effective Date of the Merger shall be the same as the directors and officers of Boo Koo Florida immediately prior to the Effective Date of the Merger.

ARTICLE III
MANNER OF CONVERSION OF SHARES

3.1 Boo Koo Florida Common Stock. Upon the Effective Date of the Merger, each share of Boo Koo Florida Common Stock (excluding shares held by shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.2 of this Agreement) that is issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into the right to receive one fully paid and nonassessable share of Boo Koo Delaware Common Stock (the "Merger Consideration"). As of the Effective Date of the Merger, all shares of Boo Koo Florida Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each certificate that previously represented such shares of Boo Koo Florida Common Stock shall thereafter represent the Merger Consideration for all such shares.

3.2 Dissenting Shareholders. Any holder of shares of Boo Koo Florida Common Stock who perfects his or her dissenters' rights of appraisal in accordance with and as contemplated by Section 607.1302 of the Florida Business Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to Sections 607.1320 through 607.1333 of the Florida Business Corporation Act; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Florida Business Corporation Act, and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date of the Merger a dissenting shareholder of Boo Koo Florida fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, such dissenting shareholder shall be entitled to receive the Merger Consideration in accordance with Section 3.1 upon surrender of the certificate or certificates representing the shares of Boo Koo Florida Common Stock held by such shareholder.

3.3 Boo Koo Florida Options, Stock Purchase Rights and Other Equity-Based Awards. Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue any and all stock option, stock incentive and other equity-based award plans heretofore adopted by Boo Koo Florida (individually, an "Equity Plan" and, collectively, the "Equity Plans"), and shall reserve for issuance under each Equity Plan a number of shares of Boo Koo Delaware Common Stock equal to the number of shares of Boo Koo Florida Common Stock so reserved immediately prior to the Effective Date of the Merger. Each unexercised option or other right to purchase Boo Koo Florida Common Stock granted under and by virtue of any such Equity Plan which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become an option or right to purchase Boo Koo Delaware Common Stock on the basis of one share of Boo Koo Delaware Common Stock for each share of Boo Koo Florida Common Stock issuable pursuant to any such option or stock purchase right, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such Boo Koo Florida option or stock purchase right. Upon the Effective Date of the Merger, each warrant to purchase Boo Koo Florida Common Stock which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become a warrant to purchase Boo Koo Delaware Common Stock on the basis of one share of Boo Koo Delaware Common Stock for each share of Boo Koo Florida Common Stock issuable immediately prior to the Effective Date of the Merger pursuant to any such warrant, and otherwise on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such Boo Koo Florida warrant immediately prior to the Effective Date of the Merger. Each other equity-based award relating to Boo Koo Florida Common Stock granted or awarded under any of the Equity Plans which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become an award relating to Boo Koo Delaware Common Stock on the basis of one share of Boo Koo Delaware Common Stock for each share of Boo Koo Florida Common Stock to which such award relates and otherwise on the same terms and conditions applicable to such award immediately prior to the Effective Date of the Merger.

3.4 Boo Koo Delaware Common Stock. Upon the Effective Date of the Merger, each share of Boo Koo Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be cancelled without compensation therefor and returned to the status of authorized but unissued shares.

3.5 Exchange of Certificates.

(a) After the Effective Date of the Merger, each holder of an outstanding certificate representing Boo Koo Florida Common Stock (excluding holders of certificates who perfect their dissenters' rights of appraisal as provided in Section 3.2 of this Agreement) may, at such holder's option, surrender the same for cancellation to such entity as the Surviving Corporation so designates as exchange agent (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the Merger Consideration. Until so surrendered, each outstanding certificate theretofore representing Boo Koo Florida Common Stock shall be deemed for all purposes to represent the Merger Consideration and the associated Rights.

(b) The registered owners of Boo Koo Florida Common Stock on the books and records of Boo Koo Florida immediately prior to the Effective Date of the Merger (excluding registered owners who perfect their dissenters' rights of appraisal as provided in Section 3.2 of this Agreement) shall be the registered owners of Boo Koo Delaware Common Stock on the books and records of Boo Koo Delaware immediately after the Effective Time of the Merger, and the holders of shares of Boo Koo Florida Common Stock, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for by the Surviving Corporation, shall be entitled to exercise any voting and other rights with respect to, and receive dividends and other distributions upon, the shares of Boo Koo Delaware Common Stock that the holders of Boo Koo Florida Common Stock would be entitled to receive pursuant to the Merger.

(c) Each certificate representing Boo Koo Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transfer that appeared on the certificates representing Boo Koo Florida Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(d) If any certificate representing shares of Boo Koo Delaware Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, the following conditions must be satisfied before the issuance thereof: (i) the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than the name of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV
GENERAL PROVISIONS

4.1 Covenants of Boo Koo Florida. Boo Koo Florida covenants and agrees that it will on or before the Effective Date of the Merger take all such other actions as may be required by the Delaware General Corporation Law and the Florida Business Corporation Act to effect the Merger.

4.2  Covenants of Boo Koo Delaware. Boo Koo Delaware covenants and agrees that it will on or before the Effective Date of the Merger:

(a)  take such action as may be required to qualify to do business as a foreign corporation in the states in which Boo Koo Florida is qualified to do business immediately before the Effective Date of the Merger and in connection therewith irrevocably appoint an agent for service of process as required under the applicable provisions of the relevant state laws;

(b) take all such other actions as may be required by the Delaware General Corporation Law and the Florida Business Corporation Act to effect the Merger.

4.3 Conditions to the Obligations of the Constituent Corporations to Effect the Merger. The respective obligation of each Constituent Corporation to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the Merger of the following conditions:

(a) The Agreement shall have been approved by a majority of the outstanding shares of Boo Koo Florida Common Stock entitled to vote on the Agreement, and the Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of Boo Koo Delaware Common Stock entitled to vote on the Agreement.

(b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however that the Constituent Corporations shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

(c) Holders of shares of Boo Koo Florida Common Stock holding no more than one percent (1%) of the outstanding Boo Koo Florida Common Stock shall continue to have a right to exercise appraisal, dissenters' or similar rights under applicable law with respect to their Boo Koo Florida Common Stock by virtue of the Merger.

4.4  Further Assurances. From time to time, as and when required by Boo Koo Delaware, Boo Koo Florida shall execute and deliver or shall cause to be executed and delivered such deeds and other instruments, and Boo Koo Florida shall take or cause to be taken any actions as shall be appropriate or necessary, (a) to vest or perfect in Boo Koo Delaware or confirm that Boo Koo Delaware shall have record ownership of or otherwise own the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Boo Koo Florida on the Effective Date of the Merger or shortly thereafter and (b) to carry out the purposes of or to effectuate this Agreement by the Effective Date of the Merger or shortly thereafter, unless a specific deadline is established by this Agreement.

4.5 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any Constituent Corporation, notwithstanding the approval or adoption, as the case may be, of this Agreement by the shareholders or stockholder, as the case may be, of any or both of the Constituent Corporations.

4.6 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and Corporation Service Company is the registered agent of the Surviving Corporation at such address.

4.7 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation in Addison, Texas, and copies thereof will be furnished to any shareholder or stockholder, as the case may be, of either Constituent Corporation, upon request and without cost.

4.8 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws) and, so far as applicable, the merger provisions of the Florida Business Corporation Act.

4.9 Counterparts. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Boo Koo Florida and Boo Koo Delaware have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

BOO KOO HOLDINGS, INC., a Florida corporation

By:	/s/ Stephen C. Ruffini
Stephen C. Ruffini

Chief Financial Officer, Chief Operating Officer and Secretary

BKHI ACQUISITION CORP., a Delaware corporation

By:	/s/ Steven Solomon
Steven Solomon

President